UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   DeGasperis, Corrado F.
   1521 Concord Pike
   Suite 301
   Wilmington, DE  19803
   USA
2. Issuer Name and Ticker or Trading Symbol
   UCAR International Inc.
   UCR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Chief Financial Officer & Chief Information Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |      |    |                  |   |           |11,840             |D     |                           |
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Common Stock                 |      |    |                  |   |           |7,102              |I     |(1)                        |
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Common Stock                 |12/14/|A   |168               |A  |$8.76      |                   |I     |(2)                        |
                             |01    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/31/|A   |54                |A  |$10.58     |7,252              |I     |(2)                        |
                             |01    |    |                  |   |           |                   |      |                           |
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Common Stock                 |1/12/0|A   |149               |A  |$11.74     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |1/31/0|A   |141               |A  |$12.42     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |2/15/0|A   |115               |A  |$15.25     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |2/28/0|A   |111               |A  |$15.73     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |3/15/0|A   |120               |A  |$14.53     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |3/30/0|A   |125               |A  |$14.05     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |4/12/0|A   |129               |A  |$13.52     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |4/30/0|A   |121               |A  |$14.47     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |5/15/0|A   |111               |A  |$15.75     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |5/31/0|A   |113               |A  |$15.45     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |6/15/0|A   |107               |A  |$16.31     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |6/29/0|A   |121               |A  |$14.49     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |7/15/0|A   |128               |A  |$13.69     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |7/31/0|A   |128               |A  |$13.70     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |8/15/0|A   |127               |A  |$15.09     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |8/31/0|A   |124               |A  |$15.47     |                   |I     |(3)                        |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |10/15/|A   |203               |A  |$9.43      |                   |I     |(3)                        |
                             |01    |    |                  |   |           |                   |      |                           |
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Common Stock                 |10/31/|A   |221               |A  |$8.88      |                   |I     |(3)                        |
                             |01    |    |                  |   |           |                   |      |                           |
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Common Stock                 |11/15/|A   |210               |A  |$9.11      |                   |I     |(3)                        |
                             |01    |    |                  |   |           |                   |      |                           |
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Common Stock                 |11/30/|A   |178               |A  |$10.75     |                   |I     |(3)                        |
                             |01    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/14/|A   |178               |A  |$10.75     |                   |I     |(3)                        |
                             |01    |    |                  |   |           |                   |      |                           |
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Connon Stock                 |12/31/|A   |148               |A  |$12.99     |3,440              |I     |(3)                        |
                             |01    |    |                  |   |           |                   |      |                           |
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Connon Stock                 |      |    |                  |   |           |4,500              |I     |(4)                        |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Time options (right to b|$29.2219|     |    |           |   |7/14/|1/25/|Common Stock|21,000 |       |21,000      |D  |            |
uy)                     |        |     |    |           |   |00   |07   |, par value |       |       |            |   |            |
                        |        |     |    |           |   |     |     |$.01 per sha|       |       |            |   |            |
                        |        |     |    |           |   |     |     |re          |       |       |            |   |            |
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Time options (right to b|$17.0625|     |    |           |   |(5)  |09/29|Common Stock|75,000 |       |75,000      |D  |            |
uy)                     |        |     |    |           |   |     |/08  |, par value |       |       |            |   |            |
                        |        |     |    |           |   |     |     |$.01 per sha|       |       |            |   |            |
                        |        |     |    |           |   |     |     |re          |       |       |            |   |            |
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Time options (right to b|$14.00  |     |    |           |   |02/28|02/28|Common Stock|30,000 |       |30,000      |D  |            |
uy)                     |        |     |    |           |   |/05  |/10  |, par value |       |       |            |   |            |
                        |        |     |    |           |   |     |     |$.01 per sha|       |       |            |   |            |
                        |        |     |    |           |   |     |     |re          |       |       |            |   |            |
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Time options (right to b|$8.56   |     |    |           |   |12/15|12/15|Common Stock|60,000 |       |60,000      |D  |            |
uy)                     |        |     |    |           |   |/02  |/10  |, par value |       |       |            |   |            |
                        |        |     |    |           |   |     |     |$.01 per sha|       |       |            |   |            |
                        |        |     |    |           |   |     |     |re          |       |       |            |   |            |
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Time options (right to b|$8.85   |     |    |           |   |(6)  |9/25/|Common Stock|57,500 |       |57,500      |D  |            |
uy)                     |        |     |    |           |   |     |11   |, par value |       |       |            |   |            |
                        |        |     |    |           |   |     |     |$.01 per sha|       |       |            |   |            |
                        |        |     |    |           |   |     |     |re          |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Represents the number of units attributable to the reporting person's participation in the Company Stock Fund option of the UCAR Carbon Savings
Program.
(2) Represents the number of units attributable to the reporting person's participation through automatic payroll deductions in the UCAR Discount Stock Fund option of the UCAR Carbon Savings Program.
(3) Represents obligations whose value is based on the Common Stock. The reporting person disclaims beneficial ownership of these
securities.
(4)  Represents shares purchased for the account of the reporting person's spouse.
(5) Of such options, 25,000 vested on each of: May 21, 1999, July 14, 1999 and September 29, 1999.
(6) Options were granted as part of an annual grant. Of such options, 12,500 vested on September 25, 2001 and 45,000 will vest on September 25,
2003.
SIGNATURE OF REPORTING PERSON
/s/  Karen G. Narwold, Atty.-in-Fact for Corrado DeGasperis
DATE
February 6, 2002